SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Electrum Special Acquisition Corporation
(Name of Issuer)

Ordinary Shares, no par value
(Title of Class of Securities)

G3105C104
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

13G
CUSIP No. 903914208		Page 2 of 13 Pages

1	NAME OF REPORTING PERSON
Scoggin International Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON
CO

13G
CUSIP No. 903914208		Page 3 of 13 Pages

1	NAME OF REPORTING PERSON
Scoggin Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON
PN

13G
CUSIP No. 903914208		Page 4 of 13 Pages

1	NAME OF REPORTING PERSON
Scoggin GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON
OO

13G
CUSIP No. 903914208		Page 5 of 13 Pages

1	NAME OF REPORTING PERSON
A. Dev Chodry

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON
IN

13G
CUSIP No. 903914208		Page 6 of 13 Pages

1	NAME OF REPORTING PERSON
Craig Effron

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON
IN

13G
CUSIP No. 903914208		Page 7 of 13 Pages

1	NAME OF REPORTING PERSON
Curtis Schenker

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON
IN

Item 1(a).	Name of Issuer:

Electrum Special Acquisition Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

700 Madison Avenue, 5th Floor, New York, NY 10065

Item 2(a).	Name of Persons Filing:

(i)	Scoggin International Fund, Ltd.
(iv)	Scoggin Management LP
(v)	Scoggin GP LLC
(viii)	A. Dev Chodry
(ix)	Craig Effron
(x)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Scoggin International Fund, Ltd. has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin International Fund, Ltd.
Cayman Islands

(ii)	Scoggin Management LP
Delaware

(iii)	Scoggin GP LLC
Delaware

(iv)	A. Dev Chodry
USA

(v)	Craig Effron
USA

(vi)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Ordinary Shares

Item 2(e).	CUSIP Number:

G3105C104

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)	Scoggin International Fund, Ltd.[1]

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%[2]

[1]
The investment manager of Scoggin International Fund, Ltd. is Scoggin Management LP. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP.  Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP. Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

[2]	Percentages are based on 18,030,072 shares of ordinary stock outstanding as of April 9, 2018 as reported in the issuer’s Form 10-Q filed with the Securities and Exchange Commission on April 9, 2018.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	Scoggin Management LP3

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)	Scoggin GP LLC[4]

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

[3]
Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP.  Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

[4]
Scoggin GP LLC is the general partner of Scoggin Management LP.  Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker  are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)	A. Dev Chodry[5]

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(v)	Craig Effron[6]

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

[5]	A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd.

[6]
Craig Effron is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd. Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron is a managing member of Scoggin GP LLC.

(vi)	Curtis Schenker[7]

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[7]
Curtis Schenker is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd.  Scoggin GP LLC is the general partner of Scoggin Management LP.  Curtis Schenker is a managing member of Scoggin GP LLC

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of February 13, 2019	Scoggin International Fund, Ltd.

By: Scoggin Management LP, as Investment Manager
By: Scoggin GP LLC, its General Partner

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of February 13, 2019	Scoggin Management LP

By: Scoggin GP LLC, its General Partner

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of February 13, 2019	Scoggin GP LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of February 13, 2019	/s/ A. Dev Chodry
A. Dev Chodry

Dated as of February 13, 2019	/s/ Craig Effron
Craig Effron

Dated as of February 13, 2019	/s/ Curtis Schenker
Curtis Schenker